NEWS RELEASE	EXHIBIT 99.1

Superior Uniform Group, Inc.
A NASDAQ Listed Company: SGC
10055 Seminole Boulevard
Seminole, Florida  33772-2539
Telephone (727) 397-9611
Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO (727) 803-7135	FOR IMMEDIATE RELEASE

SUPERIOR UNIFORM GROUP, INC. REPORTS OPERATING RESULTS FOR 2012
•	6.3% Increase in Net Sales for 2012
•	Records Non-Cash Impairment Charge for Intangible Assets of $1,226,000 before tax benefit
•	14.0% Increase in Net Sales in Fourth Quarter 2012
•	83.3% Increase in Earnings Per Share in Fourth Quarter 2012 before Impairment Charge

SEMINOLE, Fla. - February 26, 2013 – Superior Uniform Group, Inc. (NASDAQ: SGC), manufacturer of uniforms, image apparel and accessories, today announced its fourth quarter and year-end operating results for 2012.

The Company announced that for the year ended December 31, 2012, net sales increased 6.3% to $119,486,000, compared to 2011 net sales of $112,373,000. Net earnings for the year ended December 31, 2012 were $3,031,000 or $0.49 per share (diluted) compared to $4,136,000 or $0.68 per share (diluted) reported for the year ended December 31, 2011.

Net earnings for the fourth quarter ended December 31, 2012 were $485,000 or $0.08 per share (diluted) compared to net earnings of $725,000 or $0.12 per share (diluted) reported for the fourth quarter ended December 31, 2011.  Net earnings for the fourth quarter included a non-cash, pre-tax intangible asset impairment loss of $1,226,000 to write off the remaining balance of its intangible asset associated with its licensing agreement with EyeLevel Interactive North America, LLC.  After tax, this charge resulted in a reduction of earnings per share (diluted) of approximately $0.14.

Michael Benstock, chief executive officer, commented: “We are very pleased to report a 6.3% increase in net sales for the year.  We are especially pleased to report our fourth quarter results as we achieved a 14.0% increase in net sales and an increase of approximately 83% in our earnings per share (diluted) before consideration of the intangible asset impairment loss.  We reported strong gains in net sales in the fourth quarter for both our Uniforms and Related Products segment at 12.8% and our Remote Staffing Solutions segment at 55%.

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“As we have discussed in our previous releases, our gross margins were greatly pressured in the first three quarters of 2012 as we worked our way through the higher priced inventory relative to the cotton crisis.  As a result, our gross margins for the year ended December 31, 2012 were 33.3% as compared to 35.8% for the prior year.  As expected, we saw significant improvement in our gross margins in the fourth quarter up to 34.2% compared to 33.0% for the first nine months of 2012.  We expect that this trend will continue in 2013.

“Although we believe that our everyBODY media® product line provides us with an opportunity for significant growth in our Uniforms and Related Products segment in the future, we have not been able to generate any significant revenues from the product line during the last two years.  We have attempted to negotiate an extension of the initial term of the related licensing agreement and are continuing to pursue this extension.  However, we have not been successful to this point and cannot be assured that we will ultimately be able to negotiate an extension on reasonable terms.    Additionally, we have been involved in two significant test programs with two separate customers during 2012.  One of these programs was with a major retailer in the northeast in the fourth quarter.  The test was adversely affected by hurricane Sandy and, as a result, the customer determined that it did not yet have sufficient data to conclude on moving forward with a full program.  We are in the process of developing another test program with this customer in 2013.  Additionally, while the feedback from the other test program has been positive, the customer has been slow to move to a full revenue producing program at this point.  As a result of these items and the lack of an extension of the initial term at this point, we concluded that we did not have adequate, verifiable cash flows to support recovery of the intangible asset at December 31, 2012.  Therefore, we recorded a pre-tax, non-cash impairment charge of $1,226,000 in the fourth quarter of 2012 to write off the remaining balance of the licensing agreement.  Our operating results also include approximately $818,000 of amortization expense associated with this licensing agreement in each of the years ended December 31, 2012 and 2011.  This amortization expense will not repeat in 2013.

 “Our financial position remains very strong as we ended the year in a positive cash position and with a debt free balance sheet despite prepaying our regular quarterly dividend for the full year of 2013 during the fourth quarter of 2012.

“We believe that 2012 was a transition year for the Company as we worked to improve our internal sales and marketing support systems for both our Uniforms and Related Products segment and our Remote Staffing Solutions segment.  We enter 2013 in a very strong position and anticipate reporting continued significant improvement in our operating results.”

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (NASDAQ: SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in innovative uniform program design,

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global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group is the parent company to The Office Gurus® and everyBODY media®.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures for 2012 and 2011 are as follows:

Superior Uniform Group, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended December 31,
	(Unaudited)
	2012	2011
Net sales	$31,044,000	$27,238,000

Costs and expenses:
Cost of goods sold	20,437,000	17,954,000
Selling and administrative expenses	8,550,000	8,663,000
Intangible asset impairment	1,226,000	-
Interest expense	6,000	6,000
	30,219,000	26,623,000

Income before taxes on income	825,000	615,000
Taxes on income	340,000	(110,000)
Net income	$485,000	$725,000

Weighted average number of shares outstanding during the period
(Basic)	6,091,377	5,987,598
(Diluted)	6,140,372	6,137,137

Per Share Data:

Basic:
Net earnings	$0.08	$0.12
Diluted:
Net earnings	$0.08	$0.12

Dividends per common share	$0.675	$0.135

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Superior Uniform Group, Inc. and Subsidiaries

Consolidated Statements of Income
Years Ended December 31,

	2012	2011
Net sales	$119,486,000	$112,373,000

Costs and expenses:
Cost of goods sold	79,723,000	72,114,000
Selling and administrative expenses	33,886,000	34,646,000
Intangible asset impairment	1,226,000	-
Interest expense	30,000	27,000
	114,865,000	106,787,000

Income before taxes on income	4,621,000	5,586,000
Taxes on income	1,590,000	1,450,000

Net income	$3,031,000	$4,136,000

Weighted average number of shares outstanding during the period
(Basic)	6,061,691	5,987,062
(Diluted)	6,142,997	6,094,914
Per Share Data:
Basic:
Net earnings	$0.50	$0.69
Diluted:
Net earnings	$0.49	$0.68

Dividends per common share	$1.08	$0.54

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Superior Uniform Group, Inc. and Subsidiaries
Consolidated Balance Sheets

December 31,

ASSETS
(Unaudited)
	2012	2011
CURRENT ASSETS
Cash and cash equivalents	$3,554,000	$2,804,000
Accounts receivable	16,655,000	15,942,000
Accounts receivable - other	2,995,000	3,745,000
Inventories	39,246,000	41,208,000
Prepaid expenses and other current assets	2,794,000	2,525,000
TOTAL CURRENT ASSETS	65,244,000	66,224,000
PROPERTY, PLANT AND EQUIPMENT, NET	8,723,000	8,412,000
OTHER INTANGIBLE ASSETS	559,000	2,749,000
DEFERRED INCOME TAXES	4,205,000	3,455,000
OTHER ASSETS	182,000	107,000
	$78,913,000	$80,947,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$6,629,000	$5,941,000
Other current liabilities	3,222,000	4,499,000
TOTAL CURRENT LIABILITIES	9,851,000	10,440,000
LONG-TERM DEBT	-	640,000
LONG-TERM PENSION LIABILITY	10,468,000	8,086,000
OTHER LONG-TERM LIABILITIES	736,000	735,000
DEFERRED INCOME TAXES	70,000	-
COMMITMENTS AND CONTINGENCIES
TOTAL SHAREHOLDERS' EQUITY	57,788,000	61,046,000
	$78,913,000	$80,947,000

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